EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-83572) of Ambassadors Group, Inc. of our reports dated March 11, 2009 relating to the consolidated financial statements and the effectiveness of Ambassadors Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

BDO Seidman, LLP
Spokane, Washington
March 11, 2009